EXHIBIT 4.1

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THE HOLDER HEREOF, BY PURCHASING THIS SECURITY, AGREES FOR THE BENEFIT OF THE COMPANY THAT THIS SECURITY MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY PURSUANT TO AN EXEMPTION FROM REGISTRATION IN ACCORDANCE WITH RULE 144 (IF AVAILABLE) UNDER THE SECURITIES ACT, OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

No. W-____

Warrant to Purchase _____ Shares of
Common Stock (subject to adjustment)

WARRANT TO PURCHASE COMMON STOCK

of

MDU COMMUNICATIONS INTERNATIONAL, INC.

This Warrant (the “Warrant”) is issued to ________ or his, her or its permitted assigns (“Holder”) by MDU COMMUNICATIONS INTERNATIONAL, INC., a Delaware corporation (the “Company”), on November 24, 2004 (the “Warrant Issue Date”) for agreed upon consideration, receipt of which is hereby acknowledged.

1.  Purchase Shares. Subject to the terms and conditions hereinafter set forth, the Holder is entitled, upon surrender of this Warrant at the principal office of the Company (or at such other place as the Company shall notify the holder hereof in writing), to purchase from the Company up to _____ shares of common stock, par value $0.001 per share (“Common Stock”), of the Company (the “ Warrant Share”) at the Exercise Price (defined below), subject to adjustment as provided in Section 8 hereof.

2.  Exercise Price. The purchase price for the Warrant Share shall be $3.40 per Warrant Share, as adjusted from time to time pursuant to Section 8 hereof (the “Exercise Price”).

3.  Exercise Period. This Warrant may be exercised at any time after the date hereof until 5:00 p.m., New York City time, on the earlier of (a) November 24, 2007; or (b) upon redemption of this Warrant, the day specified in Section 4(d) hereof.

4.  Redemption. At any time after Effective Date (as define below) and prior to the exercise of this Warrant:

(a)  On not less than twenty (20) days notice given at any time when the registration statement covering the resale of the shares of Common Stock issuable upon exercise of this Warrant required to be filed by the Company, pursuant to the stock and warrant purchase agreement, dated as of the date hereof, by and among the Company and the persons set forth on Exhibit A thereto (the “Purchase Agreement”), is effective (the “Effective Date”) and which shall remain effective during such twenty (20) day notice period, this Warrant may be redeemed, at the option of the Company, at a redemption price of $0.01 per Warrant, provided the closing price on the Over the Counter Bulletin Board or, if applicable, any automated quotation system or national securities exchange, of the Common Stock issuable upon exercise of this Warrant shall exceed $5.10 for a period of twenty (20) consecutive trading days ending no more than fifteen (15) days prior to the date of the notice of redemption.

(b)  If the conditions set forth in Section 4(a) are met, and the Company elects to exercise its right to redeem this Warrant, it shall mail a notice of redemption to the registered Holder of this Warrant to be redeemed, first class, postage prepaid, not later than the thirtieth (30th) day before the date fixed for redemption, at their last address as shall appear on the records maintained by the Company. Any notice mailed in the manner provided herein shall be conclusively presumed to have been duly given whether or not the registered Holder receives such notice.

(c)  The notice of redemption shall specify (i) the redemption price, (ii) the date fixed for redemption and (iii) that the right to exercise this Warrant shall terminate at 5:00 P.M. (New York time) on the business day immediately preceding the date fixed for redemption. The date fixed for the redemption of this Warrant shall be the “Redemption Date.” No failure to mail such notice nor any defect therein or in the mailing thereof shall affect the validity of the proceedings for such redemption except as to a registered Holder (A) to whom notice was not mailed or (B) whose notice was defective. An affidavit of the Secretary or an Assistant Secretary of the Company that notice of redemption has been mailed shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

(d)  Any right to exercise this Warrant shall terminate at 5:00 P.M. (New York City time) on the business day immediately preceding the Redemption Date. On and after the Redemption Date, Holder of this Warrant shall have no further rights except to receive, upon surrender of the Warrant, the redemption price.

(e)  From and after the Redemption Date specified, the Company shall, at the place specified in the notice of redemption, upon presentation and surrender to the Company by or on behalf of the registered Holder thereof of one or more certificates evidencing this Warrant to be redeemed, deliver or cause to be delivered to or upon the written order of such Holder a sum in cash equal to the redemption price of this Warrant. From and after the Redemption Date and upon the deposit or setting aside by the Company of a sum sufficient to redeem this Warrant, this Warrant shall expire and become void and all rights hereunder, except the right to receive payment of the redemption price, shall cease.

5.  Method of Exercise. While this Warrant remains outstanding and exercisable in accordance with Section 3 above, the Holder may exercise, in whole or in part, the purchase rights evidenced hereby. Such exercise shall be effected by:

(a)  the surrender of the Warrant, together with a duly executed copy of the form of Notice of Exercise attached hereto, to the Secretary of the Company at its principal offices set forth on the signature page hereof; and

(b)  the payment in the form of a certified or bank cashier’s check payable to the order of the Company in an amount equal to the Exercise Price multiplied by the number of Warrant Shares for which this Warrant is being exercised.

6.  Certificates for Shares. Upon the exercise of the purchase rights evidenced by this Warrant, one or more certificates for the number of Warrant Shares so purchased shall be issued as soon as practicable thereafter (with appropriate restrictive legends, if applicable), and in any event within six (6) business days of the delivery of the Notice of Exercise.

7.  Issuance of Shares. The Company covenants that the Warrant Shares, when issued pursuant to the exercise of this Warrant, will be duly and validly issued, fully paid and nonassessable and free from all taxes, liens, and charges with respect to the issuance thereof.

8.  Adjustment of Exercise Price and Kind and Number of Shares. The number and kind of securities purchasable upon exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as follows:

(a)  Subdivisions, Combinations and Other Issuances. If the Company shall at any time prior to the expiration of this Warrant (i) subdivide its Common Stock, by split-up or otherwise, or combine its Common Stock, or (ii) issue additional shares of its Common Stock or other equity securities as a dividend with respect to any shares of its Common Stock; the number of shares of Common Stock issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision (by stock split, stock dividend or otherwise), or proportionately decreased in the case of a combination. Appropriate adjustments shall also be made to the Exercise Price payable per share, but the aggregate Exercise Price payable for the total number of Warrant Shares purchasable under this Warrant (as adjusted) shall remain the same. Any adjustment under this Section 8(a) shall become effective at the close of business on the date the subdivision or combination becomes effective, or as of the record date of such dividend, or in the event that no record date is fixed, upon the making of such dividend.

(b)  Reclassification, Reorganization and Consolidation. In case of any reclassification, capital reorganization, or change in the Common Stock of the Company (other than as a result of a subdivision, combination, or stock dividend provided for in Section 8(a) above), then, as a condition of such reclassification, reorganization, or change, lawful provision shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Holder, so that the Holder shall have the right at any time prior to the expiration of this Warrant to purchase, at a total price equal to that payable upon the exercise of this Warrant (subject to adjustment of the Exercise Price as provided in Section 8), the kind and amount of shares of stock and other securities and property receivable in connection with such reclassification, reorganization, or change by a holder of the same number of shares of Common Stock as were purchasable by the Holder immediately prior to such reclassification, reorganization, or change. In any such case appropriate provisions shall be made with respect to the rights and interest of the Holder so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities and property deliverable upon exercise hereof, and appropriate adjustments shall be made to the purchase price per share payable hereunder, provided the aggregate Exercise Price shall remain the same.

(c)  Fundamental Transactions. If, at any time while this Warrant is outstanding, (1) the Company effects any merger or consolidation of the Company with or into another person or entity, (2) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (3) any tender offer or exchange offer (whether by the Company or another person or entity) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (4) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then the Holder shall have the right to purchase and receive upon the basis and upon the terms and conditions herein specified and in lieu of the Warrant Shares immediately theretofore issuable upon exercise of the Warrant, such shares of stock, securities or assets (including cash) as would have been issuable or payable with respect to or in exchange for a number of Warrant Shares equal to the number of Warrant Shares immediately theretofore issuable upon exercise of the Warrant, had such Fundamental Transaction not taken place.

(d)  Notice of Adjustment. When any adjustment is required to be made in the number or kind of shares purchasable upon exercise of the Warrant, or in the Exercise Price, the Company shall promptly notify the holder of such event and of the number of shares of Common Stock or other securities or property thereafter purchasable upon exercise of this Warrant.

(e)  Issuance of New Warrant. Upon the occurrence of any of the events listed in this Section 8 that results in an adjustment of the type, number or exercise price of the securities underlying this Warrant, the Holder shall have the right to receive a new warrant reflecting such adjustment upon the Holder tendering this Warrant in exchange. The new warrant shall otherwise have terms identical to this Warrant.

9.  Covenants and Conditions.

(a)  No Impairment. Pursuant to the terms and conditions of this Warrant, Company shall: (i) reserve an appropriate number of shares of Company’s Common Stock to facilitate the issuance of shares to Holder pursuant to this Warrant, (ii) not take any action that would materially impair Company’s ability to comply with the terms of the Warrant, and (iii) provide Holder with at least ten (10) days prior written notice of the record date for any proposed dividend or distribution by the Company.

(b)  Stock and Warrant Purchase Agreement. The Company and Holder shall enter into the Purchase Agreement simultaneous with the execution of this Warrant on terms mutually agreeable to both parties.

(c)  Registration Rights Agreement. The Company and the Holder shall enter into a Registration Rights Agreement (the “Registration Rights Agreement”) simultaneously with the execution of the Warrant on terms mutually agreeable to both parties.

10.  No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant, but in lieu of such fractional shares the Company shall make a cash payment therefor on the basis of the Exercise Price then in effect, unless such cash payment is less than one dollar ($1.00).

11.  No Stockholder Rights. Prior to exercise of this Warrant, the Holder shall not be entitled to any rights of a stockholder with respect to the shares of Common Stock issuable on the exercise hereof, including (without limitation) the right to vote such shares of Common Stock, receive dividends or other distributions thereon, exercise preemptive rights or be notified of stockholder meetings, and such holder shall not be entitled to any notice or other communication concerning the business or affairs of the Company. However, nothing in this Section 11 shall limit the right of the Holder to be provided the notices required under this Warrant.

12.  Registration Rights Under the Securities Act of 1933. The Holder shall have registration rights with respect to the Warrant Share as more particularly set forth in the Registration Rights Agreement executed by the Company and the Holder on the date hereof.

13.  Successors and Assigns. The terms and provisions of this Warrant shall inure to the benefit of, and be binding upon, the Company and the Holder and their respective successors and assigns.

14.  Amendments and Waivers. Any term of this Warrant may be amended and the observance of any term of this Warrant may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the Holder. Any waiver or amendment effected in accordance with this Section shall be binding upon each holder of any shares of Common Stock purchased under this Warrant at the time outstanding (including securities into which such shares have been converted), each future holder of all such Shares, and the Company.

15.  Notices. Any notice, demand or other communication which any party hereto may be required, or may elect, to give to anyone interested hereunder shall be sufficiently given if delivered via fax, personally or by nationally recognized overnight courier service or sent by registered or certified mail, return receipt requested, addressed to such address as may be given herein, and, except as otherwise noted herein, must be addressed as follows:

    if to the Company, to:

    MDU Communications International, Inc.
    60-D Commerce Way
    Totowa, New Jersey 07512
    Attn: Sheldon Nelson
    Facsimile: (973) 237-9499

if to the Holder, to the Holder’s address as set forth on the Holder's signature page to the Purchase Agreement, marked for attention as there indicated,

or to such other address as the party to whom notice is to be given may have furnished to the other parties in writing in accordance with the provisions of this Section 15. Any such notice or communication will be deemed to have been received: (A) in the case of facsimile, e-mail or personal delivery, on the date of such delivery; (B) in the case of nationally-recognized overnight courier, on the next business day after the date sent; and (C) if by registered or certified mail, on the third business day following the date postmarked.

16.  Attorneys’ Fees. If any action of law or equity is necessary to enforce or interpret the terms of this Warrant, the prevailing party shall be entitled to its reasonable attorneys’ fees, costs and disbursements in addition to any other relief to which it may be entitled.

17.  Captions. The section and subsection headings of this Warrant are inserted for convenience only and shall not constitute a part of this Warrant in construing or interpreting any provision hereof.

18.  Governing Law. This Warrant shall be governed by the laws of the State of New York, without regard to the provisions thereof relating to conflict of laws.

IN WITNESS WHEREOF, MDU Communications International, Inc. caused this Warrant to be executed by an officer thereunto duly authorized.

MDU COMMUNICATIONS INTERNATIONAL, INC.

Date:	By:	/s/ Sheldon Nelson

Name: Sheldon Nelson Title: President and Chief Executive Officer

Attest

c/s

(a)  NOTICE OF EXERCISE

To:	MDU Communications International, Inc.
Attn:	Corporate Secretary

The undersigned hereby elects to:

Purchase _________________ shares of Common Stock of MDU Communications International, Inc., pursuant to the terms of the attached Warrant and payment of the Exercise Price per share required under such Warrant accompanying this notice.

The undersigned hereby represents and warrants that the undersigned is acquiring such shares for its own account for investment purposes only, and not for resale or with a view to distribution of such shares or any part thereof.

HOLDER:

_________________________________________

Address:

Date:

Name in which shares should be registered:

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